Rule 424(b)(3)
Registration Statement No. 33-42218 (To Prospectus dated February
8, 1993)                      PROSPECTUS SUPPLEMENT

                  AMERICAN STATES WATER COMPANY
                    DIVIDEND REINVESTMENT AND
                   COMMON SHARE PURCHASE PLAN

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          This Prospectus Supplement amends the Prospectus, dated
February 8, 1993, and should be read in conjunction with that
document.   Additional copies of that document are available from
the office of the Corporate Secretary, American States Water Company, 630 East Foothill Boulevard, San Dimas, California
91773, (909) 394-3600.

          Effective July 1, 1998, pursuant to the Agreement and Plan of Merger between Southern California Water Company ("SCW"), SCW Acquisition Corp. ("MergeCo") and American States Water Company ("Registrant"), the outstanding Common Shares ($2.50 per share par value) of SCW were exchanged automatically on a share-for-share basis for the Common Shares (no par value per share) of Registrant. Registrant assumed the Dividend Reinvestment and Common Share Purchase Plan and the plan was amended to provide for Registrant Common Shares instead of SCW Common Shares. Registrant's Common Shares are listed on the New York Stock Exchange ("NYSE"). Plan participants as of July 1, 1998 need take no action to continue their participation in the Plan.

          Under the Plan, the price of Common Shares purchased from the Company will be determined by calculating the average of the daily high and low sales prices of the Company's Common Shares as reported in the Western Edition of the Wall Street Journal for the period of the last three days on which the stock was traded immediately preceding the dividend payment date or, if not so reported, by calculating the average of the closing sales
prices as reported by the NYSE.   The price per share to
Participants of shares purchased on the open market will be the weighted average price (including brokerage fees and commissions) of the shares acquired by the Agent.

          First Interstate Bank of California has been replaced as Agent for the Plan by ChaseMellon Shareholder Sevices, L.L.C.. All references to First Interstate Bank of California in the Prospectus dated February 8, 1993 (Questions 3, 5, 12 and 24) should be replaced with ChaseMellon Shareholder Services LLC.

          All notices, inquiries and requests concerning the Plan should be directed to:

          ChaseMellon Shareholder Services L.L.C.

          Overpeck Centre
          85 Challenger Road
          Ridgefield Park, NJ 07660
          Telephone: 1-800-522-6645.

          The date of this prospectus is August 28, 1998.

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